EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CSS Industries, Inc.:
We consent to use of our reports dated June 2, 2008, with respect to the consolidated balance sheets of CSS Industries, Inc. and subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended March 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective April 1, 2006, and the Company’s adoption of the provisions of Financial Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective April 1, 2008.
/s/ KPMG LLP
Philadelphia, Pennsylvania
December 9, 2008